PROSPECTUS                                        Prospectus filed
                                                  under Rule
                                                  424(b)(3)


                         206,524 SHARES
                       HUGHES SUPPLY, INC.

                          Common Stock

     This Prospectus relates to an offering of up to 206,524 shares of Common Stock, par value $1.00 per share (the "Common Stock"), of Hughes Supply, Inc., a Florida corporation (the "Company"), consisting of 33,952 shares issued pursuant to the Acquisition Agreement dated March 30, 1995 between the Company and Port City Electrical Supply, Inc, a Georgia corporation ("Port City Electrical"), and 172,572 shares issued pursuant to the Acquisition Agreement dated April 3, 1995 between the Company and Elec-Tel Supply Company, a Georgia corporation ("Elec-Tel Supply").

     The shares of Common Stock may be offered by and on behalf of the holders thereof who acquired the shares from the Company in consideration of the Company's acquisition of Port City Electrical and Elec-Tel Supply under the terms of the Acquisition Agreements, or by transferees or other successors in interest (the "Selling Shareholders"). See "Selling Shareholders". The Company will not receive any proceeds from the sale of the Common Stock offered hereby. The shares may be offered on the New York Stock Exchange, Inc. (the "NYSE") or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. See "Plan of Distribution".

     The Selling Shareholders will bear all underwriting expenses with respect to the offering of the shares of Common Stock offered hereby. The costs associated with registering the shares, including the Company's legal and accounting fees, transfer agent's fees and the costs of preparation and printing of this Prospectus, estimated at $25,049, will be borne by the Company.

     The Common Stock of the Company is traded on the NYSE under the symbol "HUG".  On September 12, 1995, the last reported sale price of the Common Stock was $26 3/8 per share.
                      _____________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                      _____________________

       This date of this Prospectus is September 15, 1995.



                      AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 5th Street, N.W., Room 1024, Washington, D.C. 20549-1104, and at the following regional offices of the Commission: New York Regional Office, Seven World Trade Center, Suite 1300, New York, New York 10048; and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at prescribed rates at the principal office of the Commission at 450 5th Street, N.W., Washington, DC 20549. In addition, the Common Stock of the Company is traded on the NYSE and such reports, proxy statements and information concerning the Company can also be inspected at the offices of the NYSE, Room 401, 20 Broad Street, New York, New York 10005.

     This Prospectus, which constitutes part of a Registration Statement on Form S-3 (Registration No. 33-61391) filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), omits certain of the information contained in the Registration Statement. The right to purchase one-hundredth of a share of the Company's Series A Junior Participating Preferred Stock, no par value per share (collectively, "Rights"), is attached to each share of Common Stock, including each share of Common Stock offered hereby. Any reference in this Prospectus to the Common Stock shall include such Rights. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the securities offered hereby. This Prospectus does not contain all information set forth in the Registration Statement. Certain parts of the Registration Statement have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement which can be inspected at the public reference rooms at the offices of the Commission.

                   COPIES OF CERTAIN DOCUMENTS

     The Company will provide without charge to each person, including any beneficial owner of such person, to whom this Prospectus is delivered, upon written or oral request, a copy of any and all information incorporated by reference in this Prospectus (not including exhibits to the information that has been incorporated by reference, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Such requests should be directed to Hughes Supply, Inc. Attention: J. Stephen Zepf, Treasurer and Chief Financial Officer, at 20 North Orange Avenue, Suite 200, Orlando, Florida 32801, or telephone (407) 841-4755.

                    ________________________


     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.



                            THE COMPANY


     Hughes Supply, Inc. (the "Company") was founded as a general partnership in Orlando, Florida in 1928. The Company was incorporated as a Florida corporation in 1947.

     The Company, directly and through it subsidiaries, is primarily engaged in the wholesale distribution of a broad range of materials, equipment and supplies to the construction industry. Major product lines distributed by the Company include electrical, plumbing and electric utility equipment; building materials; pool equipment and supplies; water and sewer products; air conditioning and heating equipment and supplies; water systems and industrial pipe, valves, and fittings.

     As of the date of this Prospectus the Company distributed its product lines through 189 wholesale sales outlets operated by the Company and its subsidiaries located in Florida, 12 other states and Puerto Rico. The following listing sets forth the locations of the sales outlets operated by the Company and its subsidiaries:
Florida, 64; Georgia, 30; North Carolina, 24; Ohio, 13; South Carolina 16; Mississippi, 11; Tennessee, 10; Alabama, 7; Indiana, 4; Pennsylvania, 3; Virginia, 3; Kentucky, 2; Maryland, 1; and Puerto Rico, 1. Included among the foregoing locations are 10 locations engaged in the distribution of electrical equipment and supplies, 4 of which are in South Carolina, 3 of which are in Georgia, 2 of which are in North Carolina and 1 of which is in Florida, and 8 locations engaged in the distribution of pool equipment and supplies, 3 of which are in Florida, 3 of which are in Pennysylvania, 1 of which is in Ohio and 1 of which is in Puerto Rico, which have been acquired since the beginning of the Company's current fiscal year. The Company also has pending agreements for the acquisition of 5 additional locations in Alabama, Kentucky, New Jersey, South Carolina and Tennessee engaged in the distribution of pool equipment and supplies and the acqusition of 1 additional location in Tennessee engaged in the distribution of electrical utility supplies.

     The principal executive offices of the Company are located at 20 North Orange Avenue, Suite 200, Orlando, Florida 32801, and its telephone number is (407) 841-4755.


                         USE OF PROCEEDS

     The shares of Common Stock offered hereby are being offered for the account of the Selling Shareholders, and the Company will receive no proceeds from the sale of such shares.



                       SELLING SHAREHOLDERS

     The following table sets forth certain information as of the date of this Prospectus with respect to the beneficial ownership of the shares of Common Stock offered hereby. Each of the Selling Shareholders has sole voting and investment power with respect to such shares. The table also reflects the effect of the sale of the shares offered hereby.

                      Before Offering                    After Offering

             Number of   Percent of    Number of                  Percent of
             Shares      Outstanding   Shares to     Number of    Outstanding
             Owned       Shares (1)    be Sold     Shares Owned   Shares


Ronald F. Onopa
16 Wylly Island Dr.
Savannah, GA 31406
              33,952         (1)        33,952         -0-           -0-

Ruth LeCraw
1601 West Wesley, N.W.
Atlanta, GA 30327
               6,184         (1)         6,184         -0-           -0-

John W. McGee
1791 Friar Tuck Rd., N.E.
Atlanta, GA 30309
              17,180         (1)        17,180         -0-           -0-

Lee A. McKinstry, Sr.
302 Rolling Rock Rd.
Marietta, GA 30067
              65,304         1.04       65,304         -0-           -0-

D. Ellis Scarbrough
508 Stewart Ave.
Marietta, GA 30064
              49,451         (1)        49,451         -0-           -0-

Brian D. Wright
330 Willow Glenn Dr.
Marietta, GA 30068
              34,453         (1)        34,453         -0-           -0-


(1) Calculated on the basis of 6,253,775 shares outstanding as of July 12, 1995. Calculated percentage of less than one percent (1%) not shown.

(2) On March 30, 1995, the Company, pursuant to the Acquisition Agreement dated March 30, 1995 between the Company and Port City Electrical (the "Acquisition Agreement"), acquired Port City Electrical from its shareholder for an aggregate base price of $800,000 (the "Base Price") subject to adjustment, if necessary, to increase or decrease the price from the Base Price to the Pre-Earnout Adjusted Price to reflect a change in the value of Port City Electrical from the assumed value of $392,842 to the value determined under the Acquisition Agreement on the closing date, or to pay the Earnout Adjustment, if any, earned during the twelve month (12) period following the closing. The Base Price was paid by the Company at closing by delivery of consideration consisting of $160,000, or twenty percent (20%), of the Base Price in cash, and 25,464 shares of Common Stock of the Company, with an aggregate value, as determined under the Acquisition Agreement at $18.85 per share, of $640,000, or eighty percent (80%) of the Base Price. At the closing, 8,488 shares of the Common Stock, having an aggregate value of $160,000 and constituting twenty percent (20%) of the Base Price, were delivered in escrow under the terms of an Escrow Agreement as security to be returned to the Company in the event the Pre-Earnout Adjusted Price is determined to be lower than the Base Price. In the event the Pre-Earnout Adjusted Price, together with the Earnout Adjustment, if any, is determined to be higher than the Base Price, the Company will pay such difference in cash. The indicated Selling Shareholder was the sole shareholder of Port City Electrical prior to its acquisition by the Company. See Note (4) below.

(3) On April 3, 1995, the Company, pursuant to the Acquisition Agreement dated April 3, 1995 between the Company and Elec-Tel Supply (the "Acquisition Agreement"), acquired Elec-Tel Supply from its shareholders for an aggregate base price of $4,200,000 (the "Base Price") subject to adjustment, if necessary, to increase or decrease the price from the Base Price to the Final Adjusted Price to reflect a change in the value of Elec-Tel Supply from the assumed value of $924,955 to the value determined under the Acquisition Agreement on the closing date. The Base Price was paid by the Company at closing by delivery of consideration consisting of $923,373 in cash and 172,572 shares of Common Stock of the Company, with an aggregate value, as determined under the Acquisition Agreement at $18.9875 per share, of $3,276,521. At the closing, $138,499.20 in cash and 25,877 shares of the Common Stock, with an aggregate value of $491,339.54, were delivered in escrow under the terms of an Escrow Agreement as security to be returned to the Company in the event the Final Adjusted Price is determined to be lower than the Base Price. In the event the Final Adjusted Price is determined to be higher than the Base Price, the amount of such difference will be paid by the Company in the same proportions of cash and shares as the proportions of cash and shares represented by the payments made at the closing. Each of the indicated Selling Shareholders was a shareholder of Elec-Tel Supply prior to its acquisition by the Company. See Note (4) below.

(4) The registration under the Securities Act of 1933, as amended, of the shares offered hereby to permit resale of the shares by the Selling Shareholders after the closing of the acquisition was, in each case, a condition of the acquisition under the applicable Acquisition Agreement.



                      PLAN OF DISTRIBUTION

     The shares of Common Stock offered hereby may be sold from time to time by the Selling Shareholders, or by transferees or other successors in interest. Such sales may be made on one or more exchanges or in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. Such shares may be sold by one or more of the following: (a) block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions, transactions directly with a market maker, and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by a Selling Shareholder may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the Selling Shareholder in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     Upon the Company's being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemented Prospectus will be filed, if required, pursuant to Rule 424(c) under the Act, disclosing (i) the name of the Selling Shareholder and of the participating broker-dealer(s), (ii) the number of shares involved,
(iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction.



                        RECENT DEVELOPMENTS

     No material changes in the business or affairs of the Company have occurred since January 27, 1995, which have not been described in any report on Form 10-Q or Form 8-K or in this Prospectus.


                          LEGAL MATTERS

     Maguire, Voorhis & Wells, P.A., Two South Orange Plaza, Orlando, Florida 32801, counsel to the Company, has rendered an opinion with respect to the valid issuance and nonassessability of the shares of Common Stock being offered hereby and as to certain other matters. Robert N. Blackford, a member of that firm, is Secretary and a director of the Company. As of July 28, 1995 certain members of that firm beneficially owned 25,187 shares of the Company's Common Stock.


                             EXPERTS

     The consolidated financial statements of the Company and its subsidiaries for the year ended January 27, 1995 incorporated by reference into the Company's annual report on Form 10-K for the year ended January 27, 1995, have been audited by Price Waterhouse LLP, independent accountants, as set forth in its report dated March 15, 1995 accompanying such financial statements and are incorporated herein by reference in reliance upon the report of such firm, which report is given upon its authority as an expert in accounting and auditing.

     The consolidated financial statements of the Company and its subsidiaries for the years ended January 28, 1994 and January 29, 1993 incorporated by reference into the Company's annual report on Form 10-K for the year ended January 27, 1995, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in its report dated March 17, 1994 accompanying such financial statements and are incorporated herein by reference in reliance upon the report of such firm, which report is given upon its authority as an expert in accounting and auditing.


         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company's Annual Report on Form 10-K for the fiscal year ended January 27, 1995, and the Company's quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 1995 and July 31, 1995 filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act") are hereby incorporated in this Prospectus by reference, and all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering described herein shall be deemed to be incorporated in this Prospectus and to be a part hereof from the date of the filing of such documents. The description of the Company's Common Stock which is contained in a Registration Statement filed under the Exchange Act, and any amendments or reports filed for the purpose of updating such description are hereby incorporated in this Prospectus by reference.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other subsequently filed document which is also incorporated by reference modifies or replaces such statement.




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